Exhibit 5.8

Reinhart Boerner Van Deuren s.c. P.O. Box 2965 Milwaukee, WI 53201-2965 1000 North Water Street Suite 1700 Milwaukee, WI 53202 Telephone: 414-298-1000 Facsimile: 414-298-8097 reinhartlaw.com

March 12, 2014

Catamaran Corporation

1600 McConnor Parkway

Schaumburg, Illinois 60173-6801

Ladies and Gentlemen:

We have acted as local Wisconsin counsel to RESTAT, LLC, a Wisconsin limited liability company (the “Specified Subsidiary Guarantor”), in connection with (i) the issuance and sale by Catamaran Corporation, a corporation organized under the laws of the Yukon Territory, Canada (the “Company”), of $500,000,000 aggregate principal amount of the Company’s 4.75% Senior Notes due 2021 (the “Notes”), and (ii) the guarantee (the “Guarantee”) to be issued by the Specified Subsidiary Guarantor to holders of the Notes, pursuant to the prospectus supplement dated March 7, 2014 (the “Prospectus Supplement”) supplementing the prospectus dated March 6, 2014 that forms a part of the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (Registration No. 333-194350) filed on March 6, 2014 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the Guarantee are being issued under the Indenture, dated as of March 6, 2014, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 12, 2014 (the “Supplemental Indenture”), among the Company, the Specified Subsidiary Guarantor, the other subsidiary guarantors party thereto and the Trustee.

In rendering this opinion we have examined and relied upon (i) a copy of the Registration Statement and the Prospectus Supplement delivered to us by the Company; (ii) a copy of the Articles of Organization of the Specified Subsidiary Guarantor, as certified by the Wisconsin Department of Financial Institutions (the “Department”); (iii) a Certificate of Status for the Specified Subsidiary Guarantor, as issued by the Department on March 11, 2014 (the “Certificate of Status”); (iv) a copy of the Specified Subsidiary Guarantor’s Limited Liability Company Operating Agreement, as amended (the “Operating Agreement”), as certified by an officer of the Specified Subsidiary Guarantor, (v) a copy of all proceedings, actions and resolutions of the board of directors of the Specified Subsidiary Guarantor relating to the Registration Statement, the Supplemental Indenture and the Guarantee, and (vi) officer’s certificate as to certain factual matters.

In rendering this opinion we have, with your permission, assumed without investigation, verification or inquiry that all signatures on the documents reviewed by us are genuine; the

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Catamaran Corporation

March 12, 2014

copies of all documents submitted to us are accurate and complete; each such document that is original is authentic and each such document that is a copy conforms to an authentic original. We have not examined the records of the Specified Subsidiary Guarantor or any court or any public, quasi-public, private or other office in any jurisdiction, or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.

Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Specified Subsidiary Guarantor is a limited liability company validly existing under the laws of the State of Wisconsin and, based solely on the Certificate of Status: (a) the Specified Subsidiary Guarantor has filed with the Department during its most recently completed report year the required annual report; and (b) Articles of Dissolution of the Specified Subsidiary Guarantor have not been filed with the Department.

2. The Specified Subsidiary Guarantor has the limited liability company power and authority to enter into, and perform its obligations under, the Supplemental Indenture and the Guarantee.

3. The execution, delivery and performance by the Specified Subsidiary Guarantor of the Supplemental Indenture and its performance of the Guarantee have been duly authorized by all necessary limited liability company action on the part of the Specified Subsidiary Guarantor.

4. The Supplemental Indenture has been duly executed and delivered by the Specified Subsidiary Guarantor.

The opinions expressed herein are limited to the laws of the State of Wisconsin in effect on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction; provided, however, we express no opinion regarding any securities laws, rules or regulations of the State of Wisconsin. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is being provided solely for the benefit of the addressee hereof in connection with the Registration Statement. This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority without our prior written consent.

Catamaran Corporation

March 12, 2014

We hereby consent to the filing of this letter as an Exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

REINHART BOERNER VAN DEUREN S.C.

BY	/s/ Benjamin G. Lombard
Benjamin G. Lombard